2007

CODE OF BUSINESS
CONDUCT AND ETHICS

A MESSAGE FROM AMES TRUE TEMPER’S CEO

To All Directors, Officers and Employees:

As we have moved into the world of public financial reporting with our registration of public bonds, it is an appropriate time to reinforce our focus and revise the Ames True Temper Code of Business Conduct and Ethics (the ‘‘Code’’).

Ames True Temper’s good name and reputation for business integrity are the results of its employees’ dedication, as well as conducting business honestly and fairly over the years. The manner in which we conduct ourselves as individuals and as Ames True Temper associates will impact our future business results and reputation.

This Code not only applies to our employees, officers and directors, but also the companies with which Ames True Temper does business. You are expected to read the policies as set forth in the Code on an annual basis. If you have questions on this information, you should speak to your supervisor, upper management or the Vice President of Human Resources.

We at Ames True Temper are focused on providing the most competitive products to our customers and providing an ethical and non-discriminatory business environment for our employees. Thank you for doing your part to ensure that Ames True Temper continues to realize its full potential in both the business we do and the way we do business. Adherence to this Code will help us achieve this goal.

Sincerely,

Richard C. Dell
CEO

465 Railroad Avenue • Camp Hill, PA 17011 • 1-800-393-1846 • Fax: 1-800-567-1904 •    www.amestruetemper.com

Introduction

The Code of Business Conduct and Ethics (the ‘‘Code’’) has been adopted by Ames True Temper Inc. and CHATT Holdings LLC’s Board of Directors to promoted Ames True Temper’s adherence to ethical standards of conduct and compliance with all laws and regulations. This code cannot give an exact course of action or establish a procedure to handle every situation, but it is intended to establish a framework for making appropriate decisions on how to conduct ourselves in a variety of situations.

This code applies to all CHATT Holdings LLC associates worldwide (when used in this policy, ‘‘Ames’’ means CHATT Holdings LLC and all of its subsidiaries). The word ‘‘associates’’ means all employees, officers and directors when they are acting on behalf of Ames. Sales representatives, consultants and independent contractors are also expected to observe the Code when conducting business with or on behalf of Ames.

If an applicable law or regulation conflicts with this Code or imposes obligations higher or broader than those set forth under the Code, you must comply with the law or regulation. If a local custom or practice conflicts with the Code, you must comply with the Code. If you are unsure about how to apply the ordering of the rules described above, please contact the Vice President of Human Resources at Ames True Temper.

Responsibilities

Ames True Temper’s Vice President Human Resources is responsible for the implementation, administration and dissemination of the Code. Each manager is responsible for assisting associates under his/her supervision in understanding and complying with the Code. Each Ames associate is responsible for reading, understanding and complying with the Code.

Any manager, supervisor, officer or director of Ames who receives a complaint regarding, or a report alleging an existing or potential violation of the Code has a responsibility to either ensure that such complaint or report is investigated, and if necessary, remedied or promptly communicate such complaint to a more senior person within Ames, up to and including Ames’s Chief Executive Officer and/or any member of the Audit Committee of the Ames Board of Directors.

Ames may require new associates or current associates to execute certification of their receipt, understanding and compliance with the Code at any time.

Reporting Violations

Ames intends to prevent violations of the Code and to stop existing violations, if any, as quickly as reasonably possible after discovery occurs. Therefore, we have enclosed an ethic hotline policy. Any Ames associate who becomes aware of any potential violation of the Code must promptly call The Ethics Hotline which is enclosed in this booklet. It is available 24 hours a day, seven days a week to all company employees worldwide, including employees in Canada, Ireland and China.

No associate should report any existing or potential violation of the Code to any person who may be involved in the issue giving rise to the existing or potential violation.

Anonymous reports will be investigated if sufficient information is provided. In conducting an investigation, Ames will respect the privacy of all concerned, however, complete confidentiality may not always be possible because of the need to conduct an investigation and take appropriate steps. Ames, however, will not tolerate any retaliation against an associate for reporting, in good faith, existing or potential violations of this Code. Any person who participates in retaliatory conduct is subject to disciplinary action up to and including termination of employment without notice (subject to applicable laws and regulations and any employment agreement which governs your employment). Knowingly or recklessly providing false information to Ames or the Ethics Hotline may result in disciplinary action, including termination without notice (subject to applicable laws and regulations and any employment agreement which governs your employment).

Policies

The following corporate policies are incorporated into the Code:

1)	Ethics Hotline Policy

2)	Conflicts of Interest

3)	Antitrust Compliance

4)	Crime Against the Company

5)	Sensitive or Improper Payments

6)	Equal Employment Opportunity Policy

7)	Harassment Policy

8)	Drug & Alcohol Policy

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	ATT001
	Policy Type:	General
	Group:	All
	Issue Date:	02/8/07
Supersedes:
SUBJECT: ETHICS HOTLINE POLICY

I.	Policy Statement

To establish an Ethics Hotline that allows any associate to report potential violations of the Company’s Code of Conduct or other unethical behavior directly to senior management and/or the Audit Committee Chairman.

II.	Purpose

This policy outlines the responsibilities and procedures of the third-party service provider and management for receiving, reporting and resolving associate complaints for potential violations of the Company’s Code of Conduct or other unethical behavior.

III.	Description

The Company will engage a third-party provider to maintain the Ethics Hotline and report all received complaints. The CFO, President, ATT-US and the Audit Committee Chairman are ultimately responsible for investigating and resolving complaints.

The Ethics Hotline is a toll-free number (1-888-262-9714) that is available 24 hours a day, seven days a week to all company employees worldwide, including employees in Canada, Ireland and China. The Hotline is a voice mailbox with an introductory message, which gives three options for making a report:

•	Provide contact information on the Ethics Hotline voice mailbox, and the third-party service provider will contact the associate to gather information about the incident. The associate’s contact information can be shared with ATT.

•	Same as above, but the contact information may not be shared with ATT.

•	Provide detailed information about the incident on the Ethics Hotline voice mailbox and do not provide contact information.

The new Ethics Hotline was communicated to ALL associates on February 8th, 2007. The communication methods include a Company-wide email, postings on HR bulletin boards and updated Code of Conduct that will be distributed and signed by all US associates on an annual basis.

IV.	Procedure

1.	Third-party Provider Responsibilities

1.1	A message is left on the Ethics Hotline maintained by the third-party provider.

1.1.1	Only contact information is provided by the caller

1.1.1.1	The first attempt to contact the associate must be within one business day of the voice mail message being placed. The third-party provider will request all pertinent information from the associate related to the alleged incident, including the work location, date and approximate time of occurrence, description of the occurrence and any ATT personnel involved. The third-party provider will notify associates that they can remain anonymous or provide their name if they would like to.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	ATT001
	Policy Type:	General
	Group:	All
	Issue Date:	02/8/07
Supersedes:
SUBJECT: ETHICS HOTLINE POLICY

1.1.1.2	An incident report (if contact is made) or a status report (if contact is not made) must be emailed to the CFO and President, ATT-US within one business day of the voice mail message being placed. If the potential incident appears to require immediate attention, the third-party provider will attempt to contact both the CFO and President, ATT-US on the same business day.

1.1.1.2.1	CFO or President, ATT-US is an involved party an incident report is not emailed to an individual named as an involved party. In this circumstance, the Audit Committee Chairman receives the incident report in place of the involved party.

1.1.1.3	If contact is not made after the first attempt, the third-party provider is required to make a minimum of two additional attempts to contact the associate. After each attempt, an incident report (if contact is made) or a status report (if contact is not made) must be emailed to the CFO and President, ATT-US on the same business day.

1.1.2	Detailed information about the incident is provided on the Ethics Hotline voice mailbox

1.1.2.1	The third-party provider emails an incident report to the CFO and President, ATT-US. The email must be sent within one business day of the voice mail message being placed.

1.1.2.1.1	CFO or President, ATT-US is an involved party an incident report is not emailed to an individual named as an involved party. In this circumstance, the Audit Committee Chairman receives the incident report in place of the involved party.

1.2	Monthly Reporting

1.2.1	Third-party provider documents all calls received for the month in a report. This report should include ALL calls, even calls where attempts to contact the individual were unsuccessful.

1.2.2	The monthly report is emailed to the CFO and President, ATT-US within five business days of month-end. If there are no calls received by the Ethics Hotline for the month a report will be sent indicating ‘‘No calls received.’’

1.2.2.1	CFO or President, ATT-US is an involved party The monthly report is tailored for each recipient to exclude any call that involves the CFO or President, ATT-US.

1.3	Quarterly Reporting

1.3.1	The third-party provider documents all calls received for the quarter in a report. Please note the quarter for this purpose ends one month prior to the fiscal quarter end (e.g., quarter ending November 30, February 28, May 31 and August 31). This report should include ALL calls, even calls where attempts to contact the individual were unsuccessful.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	ATT001
	Policy Type:	General
	Group:	All
	Issue Date:	02/8/07
Supersedes:
SUBJECT: ETHICS HOTLINE POLICY

1.3.2	The quarterly report is emailed to the Audit Committee Chairman, CFO and President, ATT-US within five business days of quarter-end.

1.3.2.1	CFO or President, ATT-US is an involved partyThe quarterly report is tailored for each recipient to exclude any call that involves the CFO or President, ATT-US. In this circumstance, the Audit Committee Chairman receives the complete quarterly report including all calls.

2.	ATT’s Responsibilities

2.1	The CFO and President, ATT-US must determine the appropriate course of action within three business days of receiving an incident report. The CFO and President, ATT-US document, in writing, the actions to be taken.

2.2	The CFO and President, ATT-US are responsible for monitoring the progress of the investigation.

2.3	The CFO and President, ATT-US are responsible for monitoring the status reports and ensuring the third-party provider is making adequate attempts to contact individuals.

2.4	The CFO and President, ATT-US inform the CEO and/or the Audit Committee Chairman of an incident report or status report as needed.

2.5	Quarterly Reporting

2.5.1	The CFO and President, ATT-US document, in writing, the actions taken and status of all open calls as of the prior quarter end and all calls received during the current quarter. (Please note quarter for this purpose is defined in section 1.3.) Similar to the third-party provider report, this report should include ALL calls, even calls where attempts to contact the individual were unsuccessful.

2.5.2	The quarterly report is provided to the Audit Committee Chairman within five business days of quarter-end.

2.5.3	The Audit Committee must approve the closed status of a call before it can be removed from the quarterly report.

Exceptions to this policy are subject to the final approval of the CEO.

Rich Dell
CEO

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT010
	Policy Type:	General
	Issue Date:	11/25/03
	Supersedes:	New Policy
SUBJECT: CONFLICTS OF INTEREST

I.	Policy

The employees of Ames True Temper (the ‘‘Corporation’’) are required to adhere to strict standards of business ethics to avoid relationships, activities, or ownerships, which might create, or appear to create, a conflict between the employee’s personal interests and the interests of the Corporation in any business dealings.

II.	Discussion

The Corporation is a privately owned company. Each employee, and particularly each salaried employee of the Corporation, has an obligation to the shareholders of the Corporation.

It is not practical to list all activities, relationships or interests which may create a conflict of interest. Those listed in this policy are examples and are not intended to be all inclusive.

Some of the conflicts of interest described are not only against the Corporation policy, but are illegal.

Definitions: Family includes the employee’s spouse, as well as all children, parents, in-laws and other dependents.

III.	Policy Provisions

A.	An employee shall not seek or accept, for self or family (directly or indirectly), from any individual, organization or business entity doing (or seeking to do) business with the Corporation or competing with the Corporation:

1.	Payment of any kind

2.	Services

3.	Loans (except from banks)

4.	Travel

5.	Entertainment*

6.	Vacations

7.	Gifts (except advertising gifts with a value less than $25)

8.	Products at reduced cost

An employee shall report, in writing, to his or her supervisor or to the Ames True Temper Company President, ATT-US within 72 hours all offers of the above type, even when refused.

*	An occasional business luncheon is not considered entertainment. Occasional modest entertainment at dinner and/or for a sporting or a cultural event is permitted provided it is reported by the employee to his or her supervisor within 72 hours.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT010
	Policy Type:	General
	Issue Date:	11/25/03
	Supersedes:	New Policy
SUBJECT: CONFLICTS OF INTEREST

B.	An employee or members of the employee’s family residing in the employee’s household shall not give any gift to any individual, organization or business entity doing (or seeking to do) business with the Corporation.

EXCEPTIONS:

1.	Any gift valued at $25.00 or less which is either a consumable item or bears the marking of the Corporation.

2.	Where such gift has been approved in advance by an Ames True Temper Corporate Officer (CFO, CEO, President, ATT-US).

C.	An employee or members of the employee’s family shall not have any financial interest, direct or indirect, in any organization, business or business function which is (or seeks to be) in competition with the Corporation or which has (or seeks to have) business dealings with the Corporation.

EXCEPTIONS:

1.	Stock holdings in widely held corporations where such interest is less than 1% of the outstanding stock.

2.	Where such financial interest has been disclosed to and been approved by the President, ATT-US of the Corporation.

D.	An employee or members of the employee’s family shall not purchase from or sell to the Corporation materials, parts, services, etc. nor be an agent for or otherwise obtain personal gain from such sales or purchases.

EXCEPTION: Employee purchases through the Corporation.

E.	Except for an employee’s position with the Corporation, a salaried employee shall not be employed by, nor serve as officer, director, employee, or consultant for any business operated for a profit without prior disclosure to, and approval by the President, ATT-US.

Approval will normally be granted where it is evident that both:

1.	The employee and the Corporation will benefit.

2.	No conflict of interest exists.

F.	An employee shall neither use for his own purposes nor reveal to anyone outside the Corporation any Corporate confidential information without approval of the President, ATT-US or an Officer of the Corporation, as appropriate.

Information considered confidential includes, but is not limited to, the following:

1.	Production rates and capacities (past, present and planned)

2.	Sales or financial data

3.	Cost data of any kind

4.	Customer data

5.	Price data (our products or our purchases)

6.	Decisions or plans where such use or disclosure might be harmful to the Corporation

G.	A salaried employee shall not personally employ or use other Corporate employees in non-Corporate sponsored functions without approval of the President, ATT-US.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT010
	Policy Type:	General
	Issue Date:	11/25/03
	Supersedes:	New Policy
SUBJECT: CONFLICTS OF INTEREST

H.	An employee shall not use, nor permit others to use, Corporate equipment or materials for personal purposes.

I.	A Corporation employee involved in the selection of suppliers shall not:

1.	Employ, use or purchase services from a supplier to the Corporation for personal purposes without approval of his superior.

2.	Purchase items for personal purposes from such a supplier at other than regular published prices.

IV.	Implementation

A.	This policy shall be sent to each salaried employee once each year along with a signature page, which shall be completed, signed and returned to the Corporate Human Resources Department.

B.	When an employee has, or feels he or she might have a possible conflict of interest, the employee shall report it to the President, ATT-US.

C.	President, ATT-US will then review the situation.

1.	If he or she determines that no conflict of interest exists, he or she shall so advise the employee.

2.	If he or she determines that a possible conflict of interest does exist, he or she shall recommend to the CEO of the Corporation corrective action he or she feels the employee should take.

3.	After approval by the CEO of the Corporation of such corrective action, the employee shall be advised of the actions required (by a specific date) of the employee by the Corporation to protect its interests.

D.	Failure to disclose possible conflicts of interest or failure to take required actions to eliminate possible conflicts of interest shall make an employee subject to disciplinary action including suspension and/or discharge.

1.	Any new salaried employee who discloses to the Corporation a possible conflict of interest when this policy is first brought to his or her attention shall not be subject to disciplinary action provided the employee promptly takes the correction action required by the Corporation.

E.	Each salaried employee is fully responsible for his own compliance with this Policy.

F.	Allof the actions mentioned, if applicable to the President, ATT-US, must be reported to the Chief Executive Officer.

G.	The Chief Executive Officer shall annually report to the Board of Directors, any conflicts of interest involving Corporate Officers and the resolution thereof. Notwithstanding anything in this policy to the contrary, any conflicts of interest involving the Chief Executive Officer shall be submitted to the Board of Directors for review and appropriate action.

Richard C. Dell
CEO

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT011
	Policy Type:	General
	Issue Date:	11/25/03
	Supersedes:	New Policy
SUBJECT: ANTITRUST COMPLIANCE

I.	Policy

Ames True Temper’s (the ‘‘Corporation’’) uncompromising policy is in strict compliance with the letter and spirit of the antitrust laws. Accordingly, each employee of the Corporation is required not only to comply with the letter and the spirit of the Antitrust Laws, but also to avoid conduct that could appear to constitute a violation of the law.

II.	Discussion

The antitrust laws are designed to promote the free enterprise system by eliminating artificial restrains on competition. The penalties for violation are severe. A corporation may be fined, if convicted of a criminal offense under the antitrust laws; an individual, if convicted, may be fined and/or sentenced to up to 3 years in prison. In addition, the wrongdoer is subject to civil actions, including the award of treble damages (3 times the damages actually sustained by an injured party) plus costs and attorneys fees.

Under the heading ‘‘Guidelines’’, there is set forth a discussion of key provisions of the antitrust laws. This policy is intended to help you recognize antitrust problem areas and realize when legal advice is needed. If any employee has a question as to whether specified conduct is lawful under the antitrust laws, an attorney should be contacted immediately before engaging in such conduct.

Two concepts deserve special attention:

A.	Agreement. A written agreement is not necessary for an illegal agreement. A handshake, a nod or even responding to pressure or doing what you know is expected can be sufficient. An agreement may be inferred from your actions, so you should avoid contracts which would raise suspicion that an agreement exists.

Note: Proper conduct is often characterized improperly in writing so as to appear illegal; each employee must be certain that what he or she writes accurately reflects what has taken place.

B.	Per Se Illegal. Agreements to engage in certain types of activities are considered so inherently anti-competitive they are per se illegal. Per se illegal means that the agreement, in and of itself, is illegal. There is no defense, justification or excuse of any kind for such agreements.

It is important not only to avoid violation of the antitrust laws, but also conduct that could appear to constitute a violation. Many of us have friends working for competitors, customers and suppliers, and in these relationships there should be mutual understanding that there will never be any improper discussion of business matters. Membership in trade associations also offers an opportunity for contacts which could appear to be questionable.

To avoid any appearance of illegal activity, all employees are expressly prohibited from communicating with competitors, whether by telephone, mail or otherwise, except that individuals designated by the Corporation CEO or appropriate officer may communicate with a competitor regarding trade association matters and Corporate Officers may communicate with a competitor regarding bona fide sales or purchases between the Corporation and such competitor.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT011
	Policy Type:	General
	Issue Date:	11/25/03
	Supersedes:	New Policy
SUBJECT: ANTITRUST COMPLIANCE

III.	Policy Provisions

A.	Any agreement with a competitor concerning prices is per se illegal, irrespective of whether prices are increased or decreased. This includes agreeing as to elements of prices or terms and conditions of sale. CORPORATION PRICES MUST BE DETERMINED INDEPENDENTLY BY THE CORPORATION, WITHOUT CONSULTATION OF ANY KIND OUTSIDE THE CORPORATION.

B.	NEVER DISCUSS PRICES OR PRICING POLICIES WITH COMPETITORS. If a competitor attempts to engage in such a discussion, terminate the conversation immediately. Never provide to, or accept from, a competitor a price list or information from which prices can be computed. Competitive price information can be obtained from customers, but customers should not be used as a clearing house for the exchange of price information. BE SURE TO NOTE THE DATE AND SOURCE OF ALL PRICE INFORMATION OBTAINED ON THE FACE OF THE MATERIAL.

EXCEPTION: Prices can be communicated in connection with a bona fide sale to or purchase from a competitor, but such transactions must be handled in their entirety by the appropriate Ames True Temper Corporate Officer.

C.	An Agreement with a customer concerning the price at which that customer will resell the product is per se illegal. THE CORPORATION MAY SUGGEST RESALE PRICES BUT IT MUST BE CLEAR THAT THE CUSTOMER IS FREE TO ACCEPT OR REJECT THE SUGGESTION. Do not attempt to induce a customer to establish a particular resale price; do not condition price reductions upon the customer’s agreement to pass such reductions on to his customers; do not promote resale price uniformity among customers; and do not agree to follow a supplier’s suggested resale price or allow a supplier to dictate the Corporation’s resale prices.

D.	An agreement between competitors not to sell to or buy from certain individuals or firms is per se illegal. NEVER SUGGEST THAT A COMPETITOR, SUPPLIER OR CUSTOMER SHOULD NOT SELL OR BUY FROM ANYONE. The Corporation has a legal right to choose its suppliers and customers, and to refuse to buy from or sell to anyone, but this right must be exercised independently by the Corporation.

E.	It is per se illegal for competitors to divide or allocate territories in which they will sell or customers to whom they will sell. NEVER AGREE WITH A COMPETITOR TO SELL OR REFRAIN FROM SELLING IN ANY AREA OR TO ANY CUSTOMER OR CLASS OF CUSTOMERS. NEVER AGREE WITH A COMPETITOR TO DIVIDE OR SHARE A CUSTOMER’S BUSINESS WITH THAT COMPETITOR.

F.	It may be illegal to limit the territory within which a customer is allowed to resell. NEVER ATTEMPT TO PREVENT A CUSTOMER FROM SELLING OUTSIDE A PARTICULAR AREA. NEVER SUGGEST TO A CUSTOMER THAT OTHER CUSTOMERS WILL NOT SELL IN ITS AREA. The Corporation may assign areas in which a customer is expected to concentrate its sales effort, but any such designation should make it clear that the customer is free to sell outside those areas.

G.	It may be illegal to sell a product only on the condition that the customer purchase another product. DO NOT FORCE A CUSTOMER TO PURCHASE ADDITIONAL PRODUCTS NOT DESIRED BY THE CUSTOMER.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT011
	Policy Type:	General
	Issue Date:	11/25/03
	Supersedes:	New Policy
SUBJECT: ANTITRUST COMPLIANCE

H.	It is usually illegal to sell to a customer only on the condition that the customer not deal with a competitor. NEVER IMPLY THAT A CUSTOMER MUST HANDLE THE CORPORATION’S PRODUCTS EXCLUSIVELY OR DROP A COMPETITOR’S PRODUCT IN ORDER TO SELL A COMPANY PRODUCT. NEVER IMPLY THAT A SUPPLIER MUST SELL TO THE COMPANY EXCLUSIVELY OR DISCONTINUE SELLING TO A COMPETITOR. All proposed requirement or output contracts should be reviewed with a Corporation Officer prior to execution.

I.	It may be illegal for a buyer to purchase goods only on the condition that the seller purchase the buyer’s products. It is the Corporation’s policy to make purchasing decisions solely on the basis of price, quality, terms and service. NEVER IMPLY THAT A SUPPLIER MUST PURCHASE FROM THE CORPORATION IN ORDER TO SELL TO IT. NEVER IMPLY TO A CUSTOMER THAT THE PURCHASE OF THE CORPORATION’S PRODUCTS WILL RESULT IN SALES TO THE CORPORATION.

J.	An agreement among competitors to restrict or increase production may be illegal.

K.	An agreement among competitors to standardize products may be illegal.

L.	Price discrimination is prohibited by the Robinson-Patman Act. While the Act is complicated and difficult to apply, some general rules are:

1.	It may be unlawful to sell the same product to competing customers at different prices. Competing customers should be treated on a proportionately equal basis when granting promotions, discounts, allowances, or assistance in the form of services and facilities.

EXCEPTION:    Discrimination justified on meeting an equally low price of a competitor is permitted, as is justification on cost savings, but the technicalities involved in the justification on cost savings are such that they may require review by an attorney.

2.	It is unlawful for a buyer to knowingly induce or receive an illegal discrimination in prices or services. However, Corporation personnel should bargain for the lowest lawful price for goods and service purchased by the Corporation.

3.	Selling in one section of the country at a lower price than in another section for the purpose of eliminating competition or a competitor is usually unlawful.

4.	Selling at unreasonable low prices or below cost for the purpose of eliminating competition or a competitor is usually unlawful.

IV.	Implementation

A.	Each salaried employee is fully responsible for his or own compliance with this policy.

B.	This policy shall be sent to each salaried employees once each year with a signature page which shall be completed, signed and returned to the Corporate Human Resources Department.

C.	Any employee recognizing a potential problem area or having a question as to whether a proposed course of action is permitted under the antitrust laws should consult the CFO.

D.	No employee shall give to any other employee or accept from another employee any order or instruction which, if carried out, would be in violation of this policy. Any employee receiving any such order or instruction shall immediately report such occurrence to the office of the President, ATT-US.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT011
	Policy Type:	General
	Issue Date:	11/25/03
	Supersedes:	New Policy
SUBJECT: ANTITRUST COMPLIANCE

E.	Failure to comply with this policy and the antitrust laws will result in disciplinary action, including immediate dismissal. Claims of ignorance, acting upon order or instruction of superiors, good intentions or failure to seek timely legal advice will not be accepted as excuses.

F.	The Corporation will be deemed to have adopted this policy, as written, as of the issue date; provided, however, a Corporation my not adopt a variation of this policy, so long as such adopted variation meets the minimum requirements set forth herein.

G.	The Corporation shall hold an antitrust seminar annually for appropriate members of Management.

Richard C. Dell
CEO

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT013
	Policy Type:	General
	Issue Date:	11/25/03
	Supersedes:	New Policy
SUBJECT: CRIME AGAINST THE COMPANY

I.	Policy

It is the duty of each employee to report any evidence of theft, fraud or other crime against Ames True Temper (The ‘‘Corporation’’) by another employee or any third party.

II.	Implementation

1.	Any employee who has any information or other evidence that another employee or any third party has engaged or is about to engage in theft, fraud or other crime against the Corporation shall immediately report such information or other evidence to the President, ATT-US or the Corporate Human Resources Department.

2.	The Ames True Temper President, ATT-US or the Corporate Human Resources Department shall be responsible for conducting an investigation and determining the appropriate course of action.

Richard C. Dell
CEO

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT012
	Policy Type:	General
	Issue Date:	12/12/03
	Supersedes:	11/25/03
SUBJECT: SENSITIVE OR IMPROPER PAYMENTS

I.	Policy

The payment of Ames True Temper funds to any individual organization or business entity is expressly prohibited where such payment is illegal or otherwise improper.

II.	Definition

‘‘Corporation’’ shall mean Ames True Temper. ‘‘Payment of Corporation funds’’, as used in this Policy, includes payment of Corporation monies, transfer of Corporation assets and permitting others to use Corporation assets for purposes other than the Corporation’s business purposes, as well as promises of any of the foregoing.

III.	Specific Guidelines

A.	No employee shall make any payment of Corporation funds, directly or indirectly, to any individual, organization or business entity in order to induce such individual, organization or business entity to do (or continue to do) business with the Corporation or to induce such individual, organization or business entity to persuade another individual, organization or business entity to do (or to continue to do) business with the Corporation.

EXCEPTIONS:

1.	Payments to designated territorial representatives who represent the Corporation in the sale of its products; or

2.	Reasonable business entertainment of customers or customers’ employees in the ordinary course of business; or

3.	Payments for approved Corporation advertising

B.	No employee shall make any payment of Corporation funds, directly or indirectly, to any governmental official for purposes of:

1.	Influencing any act or decision of such official in his official capacity; or

2.	Inducing such official to use his influence with a governmental office or agency to affect any act or decision of such governmental office or agency; or

3.	For purposes of assisting, promoting or otherwise financing the election or re-election of such official.

C.	No employee shall make any payment of Corporation funds, directly or indirectly to any political party, political party official, candidate for political office or other entity or representative involved in the campaign to elect or re-elect one or more persons to government office.

D.	No employee shall establish or maintain a secret or unrecorded fund for the purpose of facilitating sensitive or improper payments, or shall make any false or fictitious entries in the Corporation books or records.

E.	No employee shall make any payment of Corporation funds where he or she knows, or has reason to believe, that all or part of such payment is to be used for any of the purposes enumerated in Guidelines 1, 2 or 3 above or for any other unlawful or improper purpose.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT012
	Policy Type:	General
	Issue Date:	12/12/03
	Supersedes:	11/25/03
SUBJECT: SENSITIVE OR IMPROPER PAYMENTS

IV.	Discussion

Ames True Temper is a privately owned Corporation, and each employee of the Corporation has an obligation to the shareholders to assure that the Corporation’s funds and assets are not used improperly or illegally. The Corporation is also required by law to maintain accurate and complete financial records of all transactions involving its funds and other assets of the Corporation, and to maintain internal accounting controls to assure that transactions involving its funds and other assets are properly authorized, recorded and audited.

The Specific Guidelines include examples of prohibited transactions involving Corporation funds and other assets. Those listed, of necessity, are not exclusive, but are typical of the type of transactions prohibited by this policy.

It should be recognized that most of the transactions listed not only violate Corporation policy, but are also illegal and may very well subject the Corporation and/or the employee involved in such transactions to criminal sanctions.

V.	Implementation

A.	This policy shall be sent to each salaried employee once each year with a signature page that shall be completed, signed and returned to the Corporate Human Resources Department.

B.	When an employee has a question regarding the possible impropriety or illegality of a proposed payment of Corporation funds, he should review such a question with the President, ATT-US prior to the making of such a payment. Any employee who obtain knowledge of the payment of Corporation funds, which he believes may be illegal or improper should immediately report such payment, and all particulars known to him or her regarding the payment, to the President, ATT-US.

C.	Any employee who violates this policy shall be subject to discharge or other appropriate disciplinary action.

D.	Each salaried employee is fully responsible for his or own compliance with this policy.

Richard C. Dell
CEO

memorandum

To:	ALL EMPLOYEES

From:	Richard Dell Chief Executive Officer

Subject:	EEO Policy Statement

It is appropriate at this time to reaffirm my personal commitment to all programs which provide equal employment opportunities for all applicants and employees.

As an equal opportunity employer, Ames True Temper will take affirmative action to ensure equal employment opportunity for all qualified applicants and employees without regard to race, color, religion, national origin, sex, age, physical handicap or veteran status.

To ensure the coordination and overall effectiveness of this location’s commitment to these objectives, Chris Ebling has been designated the Corporate Equal Employment Opportunity Coordinator for Ames True Temper. The Affirmative Action Program is available for employee review in the Human Resources offices during normal business hours. If you have any questions concerning the objectives, implementation, or administration of our Affirmative Action Program, please contact the Human Resources Department.

Richard C. Dell
CEO

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT005
	Policy Type:	General
	Issue Date:	07/12/00
	Supersedes:	New Policy
SUBJECT: HARASSMENT POLICY

I.	Policy

All Ames True Temper employees have the right to work in an environment that is free from harassment for any discriminatory reason, such as race, color, sex, national origin, disability, age, marital status, sexual orientation, or religion.

II.	Eligibility:

All Ames True Temper employees.

III.	Policy Provisions:

A.	Any harassment in the workplace is a violation of this policy and may be a violation of various local, state, and federal laws.

B.	Derogatory racial, ethnic, religious, age, sexual, or other inappropriate remarks, slurs, or jokes will not be tolerated.

IV.	Definitions:

A.	Sexual Harassment

1.	Unwelcome sexual advances, requests for sexual favors, and other physical, verbal, or visual conduct based on sex constitutes sexual harassment when:

a.	Submission to such conduct is an explicit or implicit term or condition of employment;

b.	Submission to or rejection of the conduct is used as the basis for an employment decision; or

c.	The conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile, or offensive working environment. This can include threats that are not carried out.

2.	Sexual harassment may include explicit sexual; propositions, sexual innuendo, suggestive comments, sexually oriented ‘‘kidding’’ or ‘‘teasing,’’ ‘‘practical jokes,’’ jokes about gender-specific traits, improper physical contact, such as patting, pinching, or brushing against another’s body.

3.	Sexual harassment may include verbal or physical conduct of a sexual nature engaged in by a person of the same sex as well as of the opposite sex.

4.	Sexual harassment does not refer to occasional compliments of a socially acceptable nature or welcome social relationships.

V.	Administration:

A.	Any employee who feels that he/she has been subjected to conduct that violates this policy, should immediately bring the subject to the attention of a supervisor or Company official.

B.	If the person to whom an employee would normally bring such a concern is the source of the harassing conduct, or if for some reason the employee feels uncomfortable discussing the matter with them, the employee should contact their Vice President of Human Resources.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT005
	Policy Type:	General
	Issue Date:	07/12/00
	Supersedes:	New Policy
SUBJECT: HARASSMENT POLICY

C.	Any manager or supervisor who observes or becomes aware of conduct prohibited by this policy by any other employee (or by anyone else, including outsiders, when inflicted on one of our employees) has an obligation to report the conduct to the Vice President of Human Resources immediately to ensure that the inappropriate conduct is stopped.

D.	In conducting an investigation, the Company will respect the privacy of all concerned, however, complete confidentiality may not always be possible because of the need to conduct an investigation and take steps necessary to eliminate the harassment.

E.	Any employee who engages in conduct that violates this policy is subject to discipline, up to and including termination.

F.	This policy prohibits any retaliation against any employee raising a complaint or providing information concerning an alleged violation of this policy.

Richard C. Dell
CEO

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT020
	Policy Type:	General
	Group:	All
	Issue Date:	08/14/06
	Supersedes:	09/16/02
SUBJECT: DRUG AND ALCOHOL POLICY

I.	Policy

As you are aware, the use of drugs and alcohol has grown to epidemic proportions in this country. Accidents and loss of productivity as a result of such use and abuse are problems, which plague industry today. It is our belief that the benefits to be derived from the reduction in the number of accidents, the greater safety of all employees, and rehabilitation or termination of those who because of alcohol or drug abuse are a burden upon all other employees, far outweigh the inconvenience, which may be occasioned by this policy.

While we face no greater problem than any other employer, we have decided to address the problem of alcohol and drug abuse at Ames True Temper (‘‘ATT’’ or ‘‘Company’’) in a meaningful way so that all employees may benefit from a healthier and safer work environment.

The purposes of this policy are therefore:

I.	To establish and maintain a safe, healthy environment for all employees.

II.	To reduce absenteeism, tardiness, indifferent and poor job performance.

III.	To reduce the incidence of accidental injury to employees.

IV.	To ensure the reputation of the Company and its employees as good, responsible citizens.

V.	To provide assistance in the rehabilitation of any employee in overcoming an addiction to, de pendence upon, or any problem with the use of alcohol or drugs.

II.	Eligibility

All Ames True Temper employees.

III.	Policy Provisions

A.	Definitions

1.	Alcohol/Alcoholic Beverages – Any substance containing alcohol or any beverage containing alcohol.

2.	Drugs – Any substance (other than alcohol) which may or does alter the mood, perception, or judgment of the individual consuming it including prescription drugs, illegal or ‘‘street’’ drugs, controlled substances, and over-the-counter drugs.

a.	Prescription Drug – Any drug or substance properly prescribed for the individual consuming it by a licensed medical practitioner.

b.	Illegal or ‘‘Street’’ Drug – Any drug or substance, the sale or consumption of which is prohibited by law.

c.	Controlled Substances – Any one of a number of drugs or other substances whose general availability is restricted and which is strictly regulated or outlawed because of its potential for abuse or addiction. Such drugs include, but are not limited to, those classified as narcotics, stimulants, depressants, hallucinogens, and cannabis.

d.	Over-the-Counter Drugs – Any drug or substance, the sale of which is legal and which may be consumed without prescription, but has the capacity to alter the mood, perceptions, or judgment of the individual consuming it.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT020
	Policy Type:	General
	Group:	All
	Issue Date:	08/14/06
	Supersedes:	09/16/02
SUBJECT: DRUG AND ALCOHOL POLICY

3.	Company Premises – The term ‘‘Company premises’’ is used in its broadest sense and includes all land, property, building, structures, installations, parking lots and means of transportation owned by or leased to Ames True Temper its parents or affiliate companies or otherwise being utilized for Ames True Temper employees performance of work. Private vehicles on Company premises are included within this definition.

B.	Policy On Alcohol/Alcoholic Beverages

1.	Being under the influence of alcohol or an alcoholic beverage while at work; bringing alcoholic beverages on Company premises; or consuming alcoholic beverages on Company premises is strictly prohibited and shall subject the offender to discharge. For purposes of this Section B. 1. only, ‘‘Company premises’’ shall not include those hotel, recreational, restaurant or social facilities used for Company business meetings or social functions, provided use of alcohol at such locations occurs only outside of designated business hours and is at all times in moderation.

2.	Any employee whose off-duty use of alcohol or alcoholic beverages results in excessive absenteeism, tardiness, or is the cause of accidents, or work or people problems shall be subject to discharge.

3.	At the discretion of the Company, an employee may be referred to the Employee Assistance Program (‘‘EAP’’). Additionally, an employee who feels he or she has developed an addiction to, dependence upon, or any problem with the use of alcohol may contact the EAP for assistance. See Section D of this policy.

C.	Policy On Drug Use

1.	Prescription Drugs and Over-the-Counter Drugs:

a.	No prescription drug shall be brought on Company premises by an employee other than the employee for whom the drug is prescribed. Any prescription shall be used only in the manner and quantity prescribed.

b.	Any employee consuming, selling, trading, or delivering a drug prescribed for another person shall be subject to discharge.

c.	Being impaired by use of prescription or over-the-counter drug while at work shall subject the employee to discharge in appropriate cases.

d.	Any employee whose off-duty use or abuse of prescription drugs or over-the- counter drugs results in excessive absenteeism, tardiness, or is the cause of accidents, or work or people problems shall be subject to discharge in appropriate cases.

e.	At the discretion of the Company, an employee may be referred to the EAP. Additionally, an employee who feels he or she has developed an addiction to, dependence upon, or any problem with the use of prescription or over-the-counter drugs may contact the EAP for assistance. See Section D of this policy.

2.	Illegal or ‘‘Street’’ Drugs and Controlled Substances

a.	The manufacture, distribution, dispensation, possession, or use of illegal or ‘‘street’’ drugs or controlled substances is prohibited on Company premises. Violation of this rule shall result in discharge.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT020
	Policy Type:	General
	Group:	All
	Issue Date:	08/14/06
	Supersedes:	09/16/02
SUBJECT: DRUG AND ALCOHOL POLICY

b.	The possession, sale, trade or delivery of illegal or ‘‘street’’ drugs or controlled substances by an employee which leads to the arrest of the employee shall subject the employee to discharge if the employee is convicted of or pleads guilty or no contest to a drug-related crime.

c.	Being under the influence of illegal or ‘‘street’’ drugs or controlled substances on Company premises shall result in discharge.

d.	Any employee whose off-duty use of illegal or ‘‘street’’ drugs or controlled substances results in excessive absenteeism, tardiness, or is the cause of accidents, or work or people problems shall be subject to discharge.

e.	At the discretion of the Company, an employee may be referred to the EAP. Additionally, an employee who feels he or she has developed an addiction to, dependence upon, or any problem with the use of illegal or ‘‘street’’ drugs or controlled substances may contact the EAP for assistance. See Section D of this policy.

D.	Employee Assistance Program

1.	Any employee who feels that he or she has developed an addiction or dependence upon drugs and alcohol is encouraged to seek assistance by calling the EAP. It is desirable that an affected employee seek assistance prior to the time that such abuse or dependence results in excessive absenteeism or tardiness, or is the cause of accidents, or work or people problems. However, at its discretion, the Company will refer employees to the EAP who have already developed problems related to the abuse of drugs and/or alcohol. The Employee Assistance Program will, in appropriate cases, refer the employee to an appropriate treatment program.

2.	Each request for assistance will be treated confidentially.

3.	Recovery and rehabilitation are the responsibility of the affected employee.

4.	Any employee referred by the EAP to treatment must sign the appropriate release forms to permit EAP personnel access to his or her medical and treatment records and to permit EAP personnel to discuss the course of treatment with the appropriate treatment personnel, including the doctor. The EAP is responsible for monitoring the treatment of the employee and will certify completion of the treatment program to the Company. Any employee who refuses to sign the appropriate forms for EAP access to medical and treatment records, rejects treatment, leaves without successfully completing the treatment program, or whose participation in the treatment program is terminated prior to successful completion of the program shall be discharged.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT020
	Policy Type:	General
	Group:	All
	Issue Date:	08/14/06
	Supersedes:	09/16/02
SUBJECT: DRUG AND ALCOHOL POLICY

E.	Applicants for Employment – Required Post Offer Drug Testing

All applicants for employment shall be required to be tested for use of illegal or ‘‘street’’ drugs or controlled substances. Applicants whose testing indicates use of illegal or ‘‘street’’ drugs, or controlled substances shall not be employed. As a condition of employment, applicants shall be required to sign a consent form providing, among other things, that the results of such testing shall be made available to Ames True Temper. Refusal to sign such a consent form shall results in an applicant not being employed. Falsification of such a consent form shall either result in the applicant not being employed, or if an applicant is employed, shall subject him or her to discharge.

F.	Safety of Work Force Rules – Blood and Urine Tests

1.	To ensure the safety of the work environment and employees, in cases in which:

a.	the Company has reasonable suspicion to believe that an employee is under the influence of any drug and/or alcohol, the Company may in its discretion require the employee to provide either urine or blood specimens (or both) for testing.

b.	after a work-related injury or accident, the Company will require all those involved to provide either urine or blood specimens (or both) for testing.

2.	A positive result on such tests shall constitute evidence of a violation of this policy and shall subject the employee to discharge.

3.	Nothing in this policy, however, shall be deemed to require the Company to conduct drug and/or alcohol testing of an employee where there is other evidence of a violation of this policy.

4.	The Company has existing policies with respect to required periodic physical examinations of certain specified employees. The Company reserves the right to include blood and/or urine drug/alcohol testing as part of these examinations. A positive test result without any other evidence of being under the influence of drugs and/or alcohol may result in the employee being referred to the EAP.

5.	Company supplied lockers, desks, filing cabinets, files, and other property remain the property of the Company. If the Company has reasonable suspicion to believe its property is being used for alcohol or illegal drug possession, use, or sales, such property may be subject to Company initiated searches at any time and without notice.

6.	Employees and their possessions, including their vehicles located on Company premises, are subject to Company initiated searches at any time and without notice if the Company has reasonable suspicion of alcohol or illegal drug possession, use, or sales, or in the case of an on-the job accident or injury.

7.	Refusal to submit to such searches or testing, or refusal to sign or falsification of the appropriate consent forms, shall subject an employee to discharge.

AMES TRUE TEMPER	Section:	Human Resources
	Policy:	AT020
	Policy Type:	General
	Group:	All
	Issue Date:	08/14/06
	Supersedes:	09/16/02
SUBJECT: DRUG AND ALCOHOL POLICY

G.	Convictions of Criminal Drug Statutes

Any associate convicted of a criminal drug statute occurring in the workplace must notify the Company no later than five (5) calendar days after such conviction. Any employee failing to notify Ames True Temper of such a conviction will be subject to dismissal from employment.

The Company reserves the right to discipline or terminate Associates convicted of an offense which involves the use, sale or possession of illegal drugs in the workplace.

IV.	Administration

A.	Confidentiality

1.	The results of all substance testing (blood and/or urine tests) will be treated as a medical file and therefore will be confidential.

2.	Distribution will be limited to those having a ‘‘need to know’’ the results of those examinations or tests, according to the provision of applicable state and federal law.

The Company reserves the right to modify, revoke, suspend, terminate, or change this policy in whole or in part, at any time, with or without notice to employees except as required by applicable statutory law.

Any exceptions to this policy are subject to the approval of the Vice President of Human Resources.

Richard C. Dell
CEO

AMES TRUE TEMPER	Section:	Human Resources
	Policy Type:	General
	Group:	All
	Issue Date:	12/01/04
	Supersedes:	New
SUBJECT: CODE OF BUSINESS CONDUCT AND ETHICS

I have been provided a written copy of the Ames True Temper Code of Business Conduct and Ethics booklet. I have had an opportunity to read this booklet and hereby state that I fully understand its contents. I further state that I have had an opportunity to have any questions concerning this booklet answered to my satisfaction.

Employee’s Signature
Employee’s Name (Please Print)
Date